Capital Income Builder
333 South Hope Street
Los Angeles, California  90071-1406
Phone (213) 486 9320
Fax (213) 486 9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, and 74V1 and 74V2, and 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$3,474,759
Class B	$199,198
Class C	$456,121
Class F1	$252,058
Class F2	$649
Total	$4,382,785
Class 529-A	$56,066
Class 529-B	$6,162
Class 529-C	$17,767
Class 529-E	$2,554
Class 529-F1	$1,643
Class R-1	$5,038
Class R-2	$23,202
Class R-3	$34,113
Class R-4	$12,549
Class R-5	$42,432
Total	$201,526

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	2.6521
Class B	2.2069
Class C	2.1785
Class F1	2.6294
Class F2	0.5350
Class 529-A	2.6072
Class 529-B	2.1427
Class 529-C	2.1458
Class 529-E	2.4370
Class 529-F1	2.7241
Class R-1	2.1911
Class R-2	2.1518
Class R-3	2.4325
Class R-4	2.6098
Class R-5	2.7759

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,311,286
Class B	87,801
Class C	203,695
Class F1	87,562
Class F2	2,497
Total	1,692,841
Class 529-A	23,929
Class 529-B	3,104
Class 529-C	9,092
Class 529-E	1,127
Class 529-F1	685
Class R-1	2,464
Class R-2	11,852
Class R-3	15,714
Class R-4	5,684
Class R-5	16,958
Total	90,609

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	42.26
Class B	42.26
Class C	42.26
Class F	42.26
Class 529-A	42.26
Class 529-B	42.26
Class 529-C	42.26
Class 529-E	42.26
Class 529-F	42.26
Class R-1	42.26
Class R-2	42.26
Class R-3	42.26
Class R-4	42.26
Class R-5	42.26

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$104,195,724